EXHIBIT 21(a)

SUBSIDIARIES OF REX AMERICAN RESOURCES CORPORATION

Name	State of Incorporation or Organization

Rex Radio and Television, Inc.(1)	Ohio

Stereo Town, Inc.	Georgia

Kelly & Cohen Appliances, Inc.(1)	Ohio

AVA Acquisition Corp.	Delaware

Rex Alabama, Inc.(2)(3)	Ohio

REX Investment, LLC(5)	Ohio

Rex Acquisition, LLC(2)(3)	Ohio

Farmers Energy Incorporated	Delaware

Farmers Energy Big River Holding, LLC(6)	Ohio

Farmers Energy Big River, LLC(7)	Ohio

Farmers Energy Cardinal Holding, LLC(3)(6)	Ohio

Farmers Energy Cardinal, LLC(3)(7)	Ohio

Farmers Energy Highwater Holding, LLC(3)(6)	Ohio

Farmers Energy Highwater, LLC(3)(7)	Ohio

Farmers Energy Levelland Holding, LLC(6)	Ohio

Farmers Energy Levelland, LLC(7)	Ohio

Farmers Energy Millennium Holding, LLC(3)(6)	Ohio

Farmers Energy Millennium, LLC(3)(7)	Ohio

Farmers Energy One Earth Holding, LLC(6)	Ohio

Farmers Energy One Earth, LLC(7)	Ohio

One Earth Energy, LLC(8)	Illinois

Farmers Energy Patriot Holding, LLC(6)	Ohio

Farmers Energy Patriot, LLC(7)	Ohio

FEI Investment Incorporated	Delaware

REX NuGen Holding, LLC(6)	South Dakota

REX NuGen, LLC(7)	South Dakota

NuGen Energy, LLC(8)	South Dakota

(1)	Wholly-owned subsidiary of AVA Acquisition Corp.

(2)	Wholly-owned subsidiary of Rex Radio and Television, Inc.

(3)	Non-operating or inactive subsidiary.

(4)	Wholly-owned subsidiary of Kelly & Cohen Appliances, Inc.

(5)	AVA Acquisition Corp. is the managing member and owns a 98.032% Class A membership interest, a 95.46% Class B membership interest and a 100% Class C membership interest.

(6)	First-tier wholly-owned subsidiary of Farmers Energy Incorporated.

(7)	Second-tier wholly-owned subsidiary of Farmers Energy Incorporated.

(8)	Third-tier majority-owned subsidiary of Farmers Energy Incorporated.